Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports First Quarter 2023 Financial Results

•

First Quarter 2023 Revenues of $806.7 Million, Up 11.5% Compared to $723.6 Million in Prior Year Quarter; Excluding Estimated Negative Impact of FX, First Quarter 2023 Revenues Up 13.8% Compared to Prior Year Quarter

•	First Quarter 2023 EPS of $1.34 Compared to $1.66 in Prior Year Quarter

Washington, D.C., April 27, 2023 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the first quarter ended March 31, 2023.

First quarter 2023 revenues of $806.7 million increased $83.1 million, or 11.5%, compared to revenues of $723.6 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $99.7 million, or 13.8%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand across the Corporate Finance & Restructuring, Forensic and Litigation Consulting and Technology segments. Net income of $47.5 million compared to $59.3 million in the prior year quarter. The decrease in net income was primarily due to an increase in compensation, including the impact of an 11.0% increase in billable headcount, higher selling, general and administrative (“SG&A”) expenses and FX remeasurement losses, which more than offset the increase in revenues compared to the prior year quarter. Adjusted EBITDA of $78.4 million, or 9.7% of revenues, compared to $90.5 million, or 12.5% of revenues, in the prior year quarter. First quarter 2023 earnings per diluted share (“EPS”) of $1.34 compared to $1.66 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our teams, once again, delivered record revenues this quarter, with revenues up 11.5%, or 13.8% excluding the impact of FX. Notwithstanding the strong top-line performance this quarter, our bottom line declined substantially compared to the prior year quarter. That shortfall was partially the result of a combination of factors that happened to cut negatively in the quarter but was also driven by major investments we have been making behind growth opportunities, which we believe will continue to support the powerful multi-year trajectory that our company has been on.”

Cash Position and Capital Allocation

Net cash used in operating activities of $254.2 million for the quarter ended March 31, 2023 compared to $203.8 million for the quarter ended March 31, 2022. The year-over-year increase in net cash used in operating activities was largely due to an increase in salaries primarily related to headcount growth, higher operating expenses and an increase in annual bonus payments, which was partially offset by an increase in cash collections.

Cash and cash equivalents of $238.5 million at March 31, 2023 compared to $271.1 million at March 31, 2022 and $491.7 million at December 31, 2022. Total debt, net of cash, of $122.7 million at March 31, 2023 compared to $60.1 million at March 31, 2022 and ($175.5) million at December 31, 2022. The sequential increase in total debt, net of cash, was primarily due to an increase in cash used in operating activities, which included annual bonus payments.

During the quarter ended March 31, 2023, the Company repurchased 112,139 shares of its common stock at an average price per share of $158.70 for a total cost of $17.8 million. As of March 31, 2023, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

First Quarter 2023 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $46.7 million, or 18.4%, to

$300.0 million in the quarter compared to $253.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $51.4 million, or 20.3%, compared to the prior year quarter. Acquisition-related revenues contributed $1.5 million in the quarter. The increase in revenues was due to higher demand for restructuring and business transformation services, which was partially offset by a decline in demand for transactions services. Adjusted Segment EBITDA of $55.0 million, or 18.3% of segment revenues, compared to $53.5 million, or 21.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 13.9% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $19.5 million, or 12.7%, to $173.4 million in the quarter compared to $153.9 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $22.0 million, or 14.3%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for data & analytics, investigations and health solutions services. Adjusted Segment EBITDA of $18.6 million, or 10.7% of segment revenues, compared to $17.3 million, or 11.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 4.2% increase in billable headcount, an increase in as-needed contractor expenses and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $3.6 million, or 2.2%, to $169.6 million in the quarter compared to $166.0 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $8.6 million, or 5.2%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for merger and acquisition (“M&A”)-related antitrust services and higher realization for non-M&A-related antitrust services, which was partially offset by lower demand for non-M&A-related antitrust services. Adjusted Segment EBITDA of $14.2 million, or 8.4% of segment revenues, compared to $21.2 million, or 12.8% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of an 8.5% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $10.1 million, or 12.6%, to $90.6 million in the quarter compared to $80.5 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $11.8 million, or 14.6%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for information governance, privacy & security services. Adjusted Segment EBITDA of $15.4 million, or 17.0% of segment revenues, compared to $13.4 million, or 16.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher SG&A expenses and an increase in compensation, which includes the impact of a 17.1% increase in billable headcount, compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $3.2 million, or 4.5%, to $73.1 million in the quarter compared to $69.9 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $6.0 million, or 8.6%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation services. Adjusted Segment EBITDA of $9.6 million, or 13.1% of segment revenues, compared to $15.7 million, or 22.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 16.2% increase in billable headcount, and higher SG&A expenses, which more than offset the increase in revenues compared to the prior year quarter.

First Quarter 2023 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2023 financial results at 9:00 a.m. Eastern Time on Thursday, April 27, 2023. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,700 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.03 billion in revenues during fiscal year 2022. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Any references to standards of measurement and performance made regarding our climate change-, ESG- or other sustainability-related plans, goals, commitments, intentions, aspirations, forecasts or projections, or expectations are developing and based on assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections, including any that are ESG- or sustainability-related, will result or be achieved. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic or future public health crisis, and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$238,539	$491,688
Accounts receivable, net	988,144	896,153
Current portion of notes receivable	27,989	27,292
Prepaid expenses and other current assets	97,733	95,469

Total current assets	1,352,405	1,510,602
Property and equipment, net	163,051	153,466
Operating lease assets	208,894	203,764
Goodwill	1,230,067	1,227,593
Intangible assets, net	22,158	25,514
Notes receivable, net	62,268	55,978
Other assets	62,140	64,490

Total assets	$3,100,983	$3,241,407

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$177,223	$173,953
Accrued compensation	308,762	541,892
Billings in excess of services provided	52,467	53,646

Total current liabilities	538,452	769,491
Long-term debt, net	360,583	315,172
Noncurrent operating lease liabilities	227,066	221,604
Deferred income taxes	158,315	162,374
Other liabilities	95,679	91,045

Total liabilities	1,380,095	1,559,686

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 33,983 (2023) and 34,026 (2022)	340	340
Additional paid-in capital	—	—
Retained earnings	1,887,420	1,858,103
Accumulated other comprehensive loss	(166,872)	(176,722)

Total stockholders’ equity	1,720,888	1,681,721

Total liabilities and stockholders’ equity	$3,100,983	$3,241,407

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022

	(Unaudited)
Revenues	$806,706	$723,620

Operating expenses
Direct cost of revenues	553,509	493,104
Selling, general and administrative expenses	184,213	148,971
Amortization of intangible assets	2,182	2,268

	739,904	644,343

Operating income	66,802	79,277

Other income (expense)
Interest income and other	(1,342)	(347)
Interest expense	(2,939)	(2,642)

	(4,281)	(2,989)

Income before income tax provision	62,521	76,288
Income tax provision	14,974	16,967

Net income	$47,547	$59,321

Earnings per common share — basic	$1.43	$1.76

Weighted average common shares outstanding — basic	33,301	33,619

Earnings per common share — diluted	$1.34	$1.66

Weighted average common shares outstanding — diluted	35,482	35,646

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$9,850	$(6,191)

Total other comprehensive income (loss), net of tax	9,850	(6,191)

Comprehensive income	$57,397	$53,130

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$47,547
Interest income and other							1,342
Interest expense							2,939
Income tax provision							14,974

Operating income	$51,216	$17,048	$12,700	$11,890	$8,683	$(34,735)	$66,802
Depreciation and amortization	1,892	1,379	1,493	3,476	787	416	9,443
Amortization of intangible assets	1,912	184	—	—	86	—	2,182

Adjusted EBITDA	$55,020	$18,611	$14,193	$15,366	$9,556	$(34,319)	$78,427

Three Months Ended March 31, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$59,321
Interest income and other							347
Interest expense							2,642
Income tax provision							16,967

Operating income	$50,053	$15,542	$19,943	$10,243	$14,834	$31,338	$79,277
Depreciation and amortization	1,666	1,467	1,252	3,120	679	723	8,907
Amortization of intangible assets	1,820	248	—	—	200	—	2,268

Adjusted EBITDA	$53,539	$17,257	$21,195	$13,363	$15,713	$30,615	$90,452

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2023 (Unaudited)
Corporate Finance & Restructuring	$299,987	$55,020	18.3%	62%	$460	2,002
Forensic and Litigation Consulting	173,404	18,611	10.7%	55%	$376	1,577
Economic Consulting	169,595	14,193	8.4%	68%	$458	1,031
Technology (1)	90,618	15,366	17.0%	N/M	N/M	581
Strategic Communications (1)	73,102	9,556	13.1%	N/M	N/M	995

	$806,706	$112,746	14.0%			6,186

Unallocated Corporate		(34,319)

Adjusted EBITDA		$78,427	9.7%

Three Months Ended March 31, 2022 (Unaudited)
Corporate Finance & Restructuring	$253,329	$53,539	21.1%	63%	$450	1,757
Forensic and Litigation Consulting	153,896	17,257	11.2%	55%	$357	1,513
Economic Consulting	165,977	21,195	12.8%	72%	$484	950
Technology (1)	80,484	13,363	16.6%	N/M	N/M	496
Strategic Communications (1)	69,934	15,713	22.5%	N/M	N/M	856

	$723,620	$121,067	16.7%			5,572

Unallocated Corporate		(30,615)

Adjusted EBITDA		$90,452	12.5%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2023	2022

	(Unaudited)
Operating activities
Net income	$47,547	$59,321
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,443	8,907
Amortization of intangible assets	2,182	2,268
Acquisition-related contingent consideration	1,284	(979)
Provision for expected credit losses	7,012	4,859
Share-based compensation	6,365	5,967
Amortization of debt issuance costs and other	646	527
Deferred income taxes	(3,016)	2,379
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(93,739)	(66,471)
Notes receivable	(6,851)	1,345
Prepaid expenses and other assets	321	(3,829)
Accounts payable, accrued expenses and other	1,315	3,096
Income taxes	5,658	1,116
Accrued compensation	(230,967)	(216,560)
Billings in excess of services provided	(1,406)	(5,724)

Net cash used in operating activities	(254,206)	(203,778)

Investing activities
Payments for acquisition of businesses, net of cash received	—	(6,698)
Purchases of property and equipment and other	(18,012)	(12,607)

Net cash used in investing activities	(18,012)	(19,305)

Financing activities
Borrowings under revolving line of credit	90,000	155,000
Repayments under revolving line of credit	(45,000)	(140,000)
Purchase and retirement of common stock	(20,982)	(3,098)
Share-based compensation tax withholdings and other	(9,064)	(6,916)
Payments for business acquisition liabilities	(847)	(2,680)
Deposits and other	1,660	1,855

Net cash provided by financing activities	15,767	4,161

Effect of exchange rate changes on cash and cash equivalents	3,302	(4,420)

Net decrease in cash and cash equivalents	(253,149)	(223,342)
Cash and cash equivalents, beginning of period	491,688	494,485

Cash and cash equivalents, end of period	$238,539	$271,143

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2023	2022

	(Unaudited)
Net cash used in operating activities	$(254,206)	$(203,778)
Purchases of property and equipment	(18,033)	(12,607)

Free Cash Flow	$(272,239)	$(216,385)